Exhibit 16.1

 October 22, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Ladies and Gentlemen:

We have read the section entitled “Independent Auditor” in the Registration Statement on Form S-1 of Shimmick Construction Company, Inc. (the “Company”) and agree with paragraphs 1 and 2 in this section, except that we are not in a position to agree or disagree with the Company’s statement regarding the engagement of Burr Pilger Mayer, Inc. in paragraph 1. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Moss Adams LLP